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                                                                   EXHIBIT 10.42

                                                                  EXECUTION COPY

                               SERVICES AGREEMENT

                  THIS SERVICES AGREEMENT is made as of December 31, 2002 (this "Agreement") by and between GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation ("Purchaser"), and McKESSON CAPITAL CORP., a Delaware corporation ("MCC").

                  WHEREAS, MCC is engaged in the business of financing equipment lease transactions by purchasing equipment lease receivables from its Affiliates.

                  WHEREAS, Purchaser now owns a portfolio of payment and contract rights with respect to lease and rental agreements with commercial customers that it has purchased from MCC, pursuant to the Purchase Agreement dated as of December 31, 2002 between Purchaser and MCC (the "Purchase Agreement").

                  WHEREAS, Purchaser and MCC desire to enter into this Agreement pursuant to which MCC will provide certain services to Purchaser.

                  NOW, THEREFORE, in consideration of the recitals and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that:

                  1. Definitions. Capitalized terms used herein, including in Exhibit A hereto, have the meanings assigned to them in the preamble to this Agreement, in the Purchase Agreement or as set forth below.

                  (a) "Account Party Insurer" means any insurance company from time to time issuing one or more insurance policies to or for the benefit of any Account Party.

                  (b) "Ancillary Payments" means those payments related solely to the Ancillary Agreements.

                  (c)      "Customary Standard" has the meaning specified in
Section 7.

                  (d) "Customer Service and Collection Procedures" shall mean those procedures outlined in the document attached as Exhibit B hereto.

                  (e)      "Exempt Materials" has the meaning specified in
Section 10.

                  (f) "Law" shall mean any law, rule, regulation or governmental requirement of any kind of any Governmental Entity, and the rules, regulations, interpretations and orders promulgated thereunder.

                  (g) "Liquidation Proceeds" means, with respect to a Non-Performing Account, proceeds from the sale or re-marketing of the Equipment relating solely to such Non-Performing Account, proceeds of any related insurance policy of any Account Party Insurer and any other recoveries (other than pursuant to any MCC Insurance Policy) with respect to such

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Non-Performing Account and the related Equipment, including, without limitation, any amounts collected as judgments against an Account Party or others related to the failure of such Account Party to pay any amount in respect of any Payment Right under the related Account Document or to return the Equipment, net of (i) any out-of-pocket fees and expenses reasonably incurred by MCC or any of its Affiliates in enforcing or attempting to enforce, as agent for Purchaser, any relevant Account Document (including in the context of a lessee bankruptcy) or in repossessing, repairing, refurbishing, preparing for sale or lease, liquidating or re-marketing such Equipment, (ii) amounts so received that are required to be refunded to the Account Party on such Account, and (iii) any Retained Payment Rights.

                  (h) "Lockbox Account" shall mean, as of the date hereof, the lockbox account maintained by MCC with Bank One Corporation or one of its Affiliates and to which Account Parties are directed to remit Payments, which account shall be assigned from Seller to Purchaser in accordance with Section
7.20 of the Purchase Agreement.

                  (i) "MCC Change of Control" means an event or series of events by which MCC ceases to be a Subsidiary of McKesson Corporation.

                  (j) "MCC Event of Default" means any one of the following events (whatever the reason for such MCC Event of Default and without regard to whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any Governmental Entity):

                  (i) failure on the part of MCC to remit to the Lockbox Account any monies received by MCC and required to be remitted to the Lockbox Account by this Agreement, in the manner and by the date required by this Agreement, which failure continues unremedied for a period of 15 days from the date of receipt of such monies by MCC;

                  (ii) a default on the part of MCC (other than due to any reason specified in Section 19(h) below) in its observance or performance in any material respect of certain covenants or agreements in this Agreement which failure continues unremedied for a period of 30 days after notice is given to MCC by Purchaser;

                  (iii) if any representation or warranty of MCC made in this Agreement shall prove to be incorrect in any material respect as of the time made; or

                  (iv)     an Event of Bankruptcy in respect of MCC.

                  (k) "MCC Insurance Policy" means any insurance policy issued or provided by any third-party insurer (including any McKesson Affiliate) or any self-insurance arrangement in respect of the McKesson Affiliates, relating to property, assets, activities or businesses of any of the McKesson Affiliates.

                  (l) "Net Worth" means, at a particular date, all amounts which would be included under the shareholders' equity on the consolidated balance sheet of the relevant entity

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and its consolidated Subsidiaries determined in accordance with accounting principles generally accepted in the United States.

                  (m) "Non-Performing Account" means an Account (a) that has become more than ninety (90) days delinquent, (b) that has been accelerated by MCC in accordance with the applicable Account Documents and the customary and historic practices of MCC, (c) that MCC or Purchaser has determined to be uncollectible in accordance with its customary and historic practices, (d) with an Account Party in respect of which an Event of Bankruptcy has occurred and is continuing, or (e) a Default (as defined in the applicable Account Document) occurs for any other reason and such Default continues for ninety (90) days.

                  (n) "Payment Date" means, as to any Payment, the first Business Day of the month which next succeeds the month in which such Payment is scheduled to be received by MCC, provided such Payment Date is at least two (2) Business Days after the date such Payment was scheduled to be received by MCC.

                  (o) "Portfolio Event of Default" means for each of three consecutive Payment Dates eight percent (8%) or more of the Payments under the Accounts have been 90 days or more delinquent (other than as a result of any event described in Section 19(h) below).

                  (p) "Residual Interest" means, as the context may require, the actual or anticipated residual interest of the McKesson Affiliates in respect of any Equipment.

                  (q) The following capitalized terms are defined in the sections of this Agreement identified below:

                    "Accessible Systems"               Exhibit A, Section 7(c)
                    "Management Services"              Section 2(a)
                    "Parent"                           Section 9(b)
                    "Servicer Advance"                 Section 12(c)
                    "Servicer Advance Deductions"      Section 12(c)
                    "Third Party Purchaser"            Section 12(d)
                    "Lockbox Account Sweep Date"       Section 12(b)

                  2.       Administration Services.

                  (a) Management Services. MCC shall process, administer and manage the Purchased Assets and provide the documentation and other services described on Exhibit A hereto or otherwise provided for in this Agreement (collectively, the "Management Services"). Purchaser and MCC shall cooperate in good faith to develop and agree in writing to such additional procedures for the provision of the Management Services as may become necessary to more fully effectuate the terms of this Agreement. MCC shall have only those duties or obligations that are expressly set forth in this Agreement.

                  (b) Authorization. Subject to the provisions of this Agreement, Purchaser hereby irrevocably (subject only to Sections 10 and 11 hereof) appoints MCC as its agent and authorizes MCC to take any and all reasonable steps in its name and on its behalf as are necessary or desirable to collect all amounts due under the Purchased Assets, including, without

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limitation, endorsing the name of Purchaser on any of its checks and other instruments representing collections, executing and delivering any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Purchased Assets and, after the delinquency of any Payment and to the extent permitted under and in compliance with applicable Law, to commence proceedings with respect to enforcing payment thereof, all to the extent consistent with and in accordance with the Customer Services and Collections Procedures. Purchaser shall furnish MCC with any powers of attorney and other documents necessary or appropriate to enable MCC to carry out the Management Services, and shall cooperate with MCC to the fullest extent in order to ensure the collectability of the Purchased Assets.

                  (c) Modification of Leases. Without the prior written consent of Purchaser, MCC shall not terminate, waive, amend or modify any material provision of any Account Document to the extent relating to any Payment Right, except (i) as may be required by Law, (ii) ministerial changes necessary in order to correct inaccurate or incomplete clauses or provisions (other than clauses and provisions related to the Payment Rights), (iii) early terminations pursuant to customer buyouts, but subject to Section 7.17 of the Purchase Agreement, and (iv) amendments undertaken in connection with any lease extension or upgrade, subject to Section 7.17 of the Purchase Agreement.

                  (d) Obligations of MCC with Respect to Account Documents. MCC will use commercially reasonable efforts to duly fulfill, and comply with, all obligations on MCC's part to be fulfilled under or in connection with the Account Documents. MCC will not (i) amend, rescind, cancel or modify any Account Document or term or provision thereof if such amendment, rescission, cancellation or modification would adversely affect, or reasonably be expected to adversely affect, the Payment Rights, or (ii) take any action that would impair the rights of Purchaser in the Purchased Assets.

                  (e) Cooperation. Each party agrees to cooperate with the other in the enforcement, if necessary, of such other party's rights under any Account Documents, whether in the form of litigation or other proceedings, as reasonably requested by such other party. Purchaser shall be responsible for all reasonable, out-of-pocket costs and expenses (including reasonable attorneys' fees and costs) arising from or incurred in connection with such enforcement and shall promptly pay to MCC upon request all of MCC's reasonable, out-of-pocket costs and expenses relating thereto (including reasonable attorneys' fees and costs).

                  3. Notice of MCC Event of Default; Other Requested Information. MCC shall deliver to the Purchaser:

                  (a) Notice of MCC Event of Default. Promptly upon becoming aware of the existence of any condition or event which constitutes a MCC Event of Default, or any event which, with the lapse of time and/or the giving of notice, would constitute a MCC Event of Default and which has not been waived in writing by Purchaser, a written notice describing its nature and period of existence and the action MCC is taking or proposes to take with respect thereto; and

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                  (b)      Requested Information. With reasonable promptness,
any other data and information related solely to the Purchased Assets and the servicing thereof which may be reasonably requested from time to time.

                  4.       Maintenance of Insurance Policies.

                  (a) In connection with its activities as servicer of the Purchased Assets, MCC agrees to present claims to the Account Party Insurer under any insurance policy applicable to any Purchased Asset, and to settle, adjust and compromise such claims, in each case (i) consistent with the terms of any relevant Account Document, (ii) after receiving notice of the occurrence of any material casualty event involving such Equipment, and (iii) provided the applicable Account Party does not take such action on a reasonably timely basis. MCC shall remit to the Lockbox Account, within two (2) Business Days of receipt, any Liquidation Proceeds received by MCC in connection therewith.

                  (b) MCC shall obtain evidence from each Account Party of insurance to the extent required under the Account Documents, the Customer Service and Collection Procedures and the Customary Standard.

                  (c) Notwithstanding any other term or provision hereof to the contrary, Purchaser shall not have any claim on account of, or direct or indirect interest in, any MCC Insurance Policy, or proceeds thereof.

                  5. Compliance with Law. MCC shall perform the Management Services and its other obligations under this Agreement in material compliance with applicable Laws. Notwithstanding anything to the contrary herein, MCC shall not be required to take any action, or omit to take any action, that MCC deems to be in violation of, or inconsistent with, Law or the terms of this Agreement, the Purchase Agreement or any Account Document or any Ancillary Agreement. MCC's duty under this Section 5 to comply with applicable Law shall not be limited by the procedures established and approved under this Agreement.

                  6. Independent Contractor. MCC shall at all times be considered an independent contractor in the performance of the Management Services, and neither MCC nor any employee of MCC shall be considered an employee, partner or joint venturer of Purchaser. Neither Purchaser nor MCC, nor any employee or agent of either of them, shall make any representation or statement to any Person that is inconsistent with this Section 6.

                  7. Standard of Performance. MCC shall perform the Management Services in a commercially reasonable manner and shall apply at least the same standard of care, diligence and prudence in such performance as it does with respect to its own or its Affiliates' lease portfolios, and shall not discriminate against Purchaser in favor of any other Person, including MCC or any Affiliate of MCC, for whom it provides similar services, nor shall it offer priority to Purchaser (such standard, the "Customary Standard").

                  8. Maintenance of Systems. MCC shall exercise commercially reasonable efforts to at all times maintain or cause to be maintained such systems as are reasonably necessary to enable it to timely and fully perform the Management Services, including, without

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limitation, maintenance of computer hardware and software and appropriate information backup systems, and shall comply with the provisions of Exhibit A hereto with respect thereto.

                  9.       Audit and Information Rights.

                  (a) Upon the request of Purchaser, during normal business hours and upon reasonable advance notice, and in such a manner as shall not unduly interfere with or interrupt the operation and conduct of MCC's other businesses, and subject to its customary security measures, MCC shall provide representatives of Purchaser (including its internal and external auditors) no more frequently than twice in any given 12 month period with access to the books, records, files and papers, whether in hard copy or computer format, used or held for use by MCC in the provision of the Management Services, to permit an audit, at the expense of Purchaser, of the Management Services or any out-of-pocket costs required to be reimbursed to MCC by Purchaser pursuant to this Agreement.

                  (b) In the event that McKesson Corporation, the parent company of MCC ("Parent"), ceases to be a publicly reporting company for any period of time, Parent shall provide Purchaser, during such period, with (i) its unaudited quarterly consolidated balance sheet within forty-five (45) days of the end of each fiscal quarter, and (ii) its audited yearly consolidated balance sheet within ninety (90) days of the end of each fiscal year.

                  10. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue until six (6) months after the last Account Document expires unless the parties agree in writing to extend such term or unless this Agreement is earlier terminated pursuant to Section 11 below. Upon the termination of this Agreement, MCC shall cooperate with Purchaser in effecting an efficient transition of the Purchased Assets, including without limitation transfer of copies of all material records, files, computer files and information in respect of any remaining Purchased Assets, and originals of any Account Document related solely to the Purchased Assets; provided, however, that MCC shall be under no obligation to deliver (i) minutes of its board of directors' meetings and information provided to its board (or that of the board of any McKesson Affiliate), (ii) Ancillary Agreements, (iii) material subject to any legal privilege, (iv) communications with MCC's (or any McKesson Affiliate's) tax or accounting advisors, (v) personnel records, or (vi) any documents or information subject to any confidentiality arrangement with any third party to the extent such arrangement would prohibit such transfer or disclosure (together, the "Exempt Materials").

                  11.      Termination.

                  (a) Either Purchaser or MCC may terminate this Agreement due to any default in the performance by the other party of its material obligations under this Agreement, on written notice identifying in reasonable detail the cause for termination. Such termination shall be effective without further action or notice by the terminating party thirty (30) days after the date of such notice, unless prior to the expiration of such 30-day period the default or other cause is cured or remedied; provided, however, that if such default or other cause cannot be cured or remedied with commercially reasonable efforts within such 30-day period, the period for cure or remedy shall be extended for thirty (30) additional days on the conditions that: (i) the non-defaulting party shall have consented in writing to the extension of the cure period, which

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consent shall not be unreasonably withheld, and (ii) the defaulting party shall have commenced good-faith efforts to cure or remedy such default or other cause within the initial 30-day period and shall continue to pursue such efforts diligently until the cure or remedy is accomplished.

                  (b) Purchaser may terminate this Agreement (i) upon the occurrence of a MCC Event of Default that is not cured, if a cure is available, within the applicable cure period, a MCC Change of Control or a Portfolio Event of Default or (ii) if the Net Worth of Parent falls below $1.0 billion. Notwithstanding any provision to the contrary contained herein, in the event of any such termination, Purchaser shall collect and promptly remit to MCC any and all amounts in respect of any Retained Payment Rights received by Purchaser (either directly or through the Lockbox Account) after the termination date.

                  (c) Upon any termination of this Agreement (other than any termination pursuant to subsection (a) above on account of Purchaser's default), MCC shall reimburse to Purchaser the portion of the Services Fee (as defined in Section 3.2 of the Purchase Agreement) which is unearned as of the date of the termination. The portion of the Services Fee to be reimbursed to Purchaser shall equal the unamortized portion of the Service Fee as of the termination date (calculated on a straight-line basis based upon an annual accrual of $125,000 (or $10,417 per month)).

                  12. Purchased Assets; Application of Amounts Received; Servicer Advances.

                  (a) All Purchased Assets are and shall at all times be the sole and exclusive property of Purchaser, and MCC shall not have or assert any lien, claim or other right to, or interest in, such property of Purchaser. Upon expiration or termination of this Agreement, the originals and all copies of such property of Purchaser shall be returned to Purchaser promptly, and MCC shall have no right to withhold such property of Purchaser for any reason, including, without limitation, any dispute, offset, counterclaim, recoupment, defense or other right that MCC might have against Purchaser; provided, however, that MCC may at all times retain (i) the Exempt Materials, and (ii) one or more copies of any documents and agreements, as may be necessary or appropriate for tax or audit purposes or as advised by counsel.

                  (b) All Payments and other property received by MCC with respect to the Purchased Assets (other than in respect of Retained Payment Rights) shall be for the account of Purchaser, shall be deemed received and held in trust for Purchaser and, in respect of any Payments and other property received by MCC and not remitted by the applicable Account Party directly to the Lockbox Account, shall be remitted by MCC to the Lockbox Account on a date not later than two (2) Business Days following receipt of such Payment and/or other property by MCC. Subject to MCC's removal and refund rights described below in this subsection (b), all Payments remitted to the Lockbox Account shall be swept from such Lockbox Account by Purchaser on the date that is two (2) Business Days following the date of remittance of such Payments into the Lockbox Account (each such date, a "Lockbox Account Sweep Date"), provided, however, that no Payments shall be swept from the Lockbox Account during the first five (5) days of any calendar month. MCC shall not be entitled to set-off from amounts to be paid by MCC to the Lockbox Account under any provision of this Agreement any amounts purported to be owed by Purchaser or any of its Affiliates to MCC or any of its Affiliates. Late charges related to any period prior to the date hereof shall be retained by MCC. Late charges

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related to any period on or after the date hereof shall be paid to Purchaser. On the Business Day immediately following the date on which any Payments are remitted to the Lockbox Account, MCC shall provide a report to Purchaser containing such information regarding all Payments and other property remitted to the Lockbox Account on such remittance date as may be reasonably requested by Purchaser, including, without limitation, matching such Payments and other property to the corresponding Purchaser lease number. Notwithstanding any provision to the contrary contained herein, subject to the terms of the Lockbox Account Documents, MCC shall at all times have the right to direct the bank with whom the Lockbox Account is established to remove from the Lockbox Account and to pay to MCC, without further authorization or approval from Purchaser, all amounts deposited therein identified by the Account Party as Retained Payment Rights or to the extent such amounts have not been identified as Payments and exceed the portion of any outstanding invoices for Payments related to such Account Party. Purchaser agrees to execute such documents and agreements and to take such actions as the bank may reasonably request to effectuate the removal of such amounts from the Lockbox Account. In addition, if MCC shall determine that any other amounts in respect of any Retained Payment Rights have been remitted to the Lockbox Account, then Purchaser shall promptly refund the amount in respect of such Retained Payment Rights to MCC within five (5) Business Days following receipt of written request for such refund from MCC (provided that MCC has delivered to Purchaser reasonably satisfactory information supporting such determination by MCC).

                  (c) Provided Purchaser is not required at such time to deliver to MCC the notice pursuant to Section 18 below, MCC agrees that, with respect to each Payment Date, MCC will remit to the Lockbox Account an amount equal to the Payments correlating thereto, less any Servicer Advance Deductions (defined below), whether or not MCC has received payment thereof from the related Account Party, which amount shall be deemed a full recourse loan by MCC to Purchaser (each such amount, being referred to herein as a "Servicer Advance"); provided, however, that MCC shall not be required to make any Servicer Advances in respect of an Account that is no longer being serviced by MCC under this Agreement or is a Non-Performing Account by virtue of clause (b),
(c) or (d) of the definition thereof. MCC will make Servicer Advances in respect of any Account only in an amount up to the amount equal to three (3) monthly payments for such Account. Servicer Advances will be repaid (together with interest thereon at the rate of 4.0% percent per annum) by Purchaser on the earlier to occur of the following: (i) the date on which a Payment is, or Payments are, as applicable, subsequently received by MCC from an Account Party which represent such Servicer Advance (and MCC may retain the same in satisfaction of Purchaser's repayment obligation relating thereto, provided that any failure by MCC to retain or net out any such amount shall not impair any right of recourse by MCC against Purchaser for repayment of any Servicer Advance); (ii) the date on which the servicing contemplated herein in respect of the applicable Account is terminated; (iii) provided that MCC shall have paid Servicer Advances outstanding on such Account in an amount equal to three (3) monthly Payments, the next succeeding Payment Date (and if to be repaid on such date, the same may be netted out from MCC's then scheduled remittance to Purchaser, provided that any failure by MCC to retain or net out any such amount shall not impair any right of recourse by MCC against Purchaser for repayment of any Servicer Advance); and (iv) five (5) Business Days following the date on which Purchaser has determined such Account to be uncollectible in accordance with its customary practices or MCC has determined such Account to be uncollectible in accordance with its customary and historic practices. The "Servicer Advance

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Deductions" shall be any amounts already remitted to the Lockbox Account in accordance with Section 12(b).

                  (d) If an Account Party remits to MCC amounts that are not immediately identifiable as Payments, and that are not immediately identifiable as payments in respect of any Retained Payment Rights, then MCC shall apply such amounts as follows: first, to delinquent payments in the order such payments were due and to the extent such payments were due on the same date, pro rata among such payments, and second, so long as all payments due are current, to Purchaser and MCC (or if a Person other than Purchaser or MCC has an interest in such amounts (a "Third Party Purchaser"), to any such Third Party Purchaser), pro rata based on the amount of obligations then due and payable; provided, however, that if the foregoing allocation is not reasonably acceptable to any such Third Party Purchaser(s), Purchaser agrees to enter into good faith negotiations in respect of modification thereof to be undertaken with reasonable promptness upon request of MCC.

                  (e) If MCC receives Liquidation Proceeds in respect of any Account, MCC shall apply such Liquidation Proceeds as follows: first, to the payment of any Taxes with respect to such Account, second, in respect of any delinquent amounts owed to Purchaser, MCC or any Third Party Purchaser, in the order in which such amounts became due, third, to Purchaser and to any Third Party Purchaser who has an interest in such amounts, pro rata based on, and to the extent of, the amount of obligations with respect to such Account then due and owing to Purchaser or such Third Party Purchaser, and fourth, to MCC to the extent of its Residual Interest; provided, however, that if the foregoing allocation is not reasonably acceptable to such Third Party Purchaser(s), Purchaser agrees to enter into good faith negotiations in respect of modification thereof to be undertaken with reasonable promptness upon request of MCC.

                  (f) To the extent that MCC receives amounts relating to Taxes with respect to an Account, whether or not constituting part of the collections relating to such Account, MCC shall cause the same to be remitted to the relevant taxing authority in order to satisfy any valid, uncontested obligations in respect of such Taxes. In addition, if any Account Party remits amounts relating to Taxes to the Lockbox Account, MCC shall at all times have the right, without further authorization or approval from Purchaser, to direct the bank with whom the Lockbox Account is established to remove the same from the Lockbox Account and pay such amounts to MCC, and MCC shall cause such amounts to be remitted to the relevant taxing authority in order to satisfy any valid, uncontested obligations in respect of such Taxes. Purchaser agrees to execute such documents and agreements and to take such actions as the bank may reasonably request to effectuate the removal of such amounts from the Lockbox Account.

                  13. Representations of MCC. MCC hereby represents and warrants to Purchaser that:

                  (a) MCC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and carry on its business as now being conducted and to execute, deliver and perform this Agreement.

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                  (b)      The execution and delivery by MCC of this Agreement
have been duly authorized by all necessary corporate action on the part of MCC, and this Agreement has been duly and validly executed and delivered by MCC and constitutes the valid and binding obligation of MCC enforceable against MCC in accordance with its terms.

                  (c) Neither the execution and delivery by MCC of this Agreement nor compliance by MCC with the terms and provisions thereof will conflict with or result in a breach of the provisions of MCC's certificate of incorporation or bylaws, any loan agreement, mortgage, indenture, security agreement or other contract to which MCC is a party, or any law, regulation or order of any court or government or governmental agency or instrumentality, except where such conflict or breach would not have a material adverse effect on the business, financial condition or operations of MCC or on the ability of MCC to consummate the transactions and perform the Management Services contemplated by this Agreement.

                  14. Representations of Purchaser. Purchaser hereby represents and warrants to MCC that:

                  (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own its assets and carry on its business as now being conducted and to execute, deliver and perform this Agreement.

                  (b) The execution and delivery by Purchaser of this Agreement have been duly authorized by all necessary corporate action on the part of Purchaser, and this Agreement has been duly and validly executed and delivered by Purchaser and constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

                  (c) Neither the execution and delivery by Purchaser of this Agreement nor compliance by Purchaser with the terms and provisions thereof will conflict with or result in a breach of the provisions of Purchaser's certificate of incorporation or bylaws, any loan agreement, mortgage, indenture, security agreement or other contract to which Purchaser is a party, or any law, regulation, or order of any court or government or governmental agency or instrumentality, except where such conflict or breach would not have a material adverse effect on the business, financial condition or operations of Purchaser or on the ability of Purchaser to consummate the transactions contemplated by this Agreement.

                  15. Late Payments. If MCC fails to pay any amount that may become due to Purchaser hereunder on its due date, then (i) interest shall accrue thereon from the due date until paid in full at a rate equal to 4% per annum, and (ii) MCC shall reimburse Purchaser upon demand for any and all collection costs (including, without limitation, reasonable attorneys' fees) incurred by Purchaser.

                  16.      Trademark Licenses.

                  (a) McKesson Automation Inc., a Pennsylvania corporation and an Affiliate of MCC ("MAH"), owns or has the right to use the trade name and corporate name "McKesson Automated Healthcare" in both block letter and stylized formats, and the MAH logo, and the marks set forth on Exhibit D hereto (collectively, the "MAH Trademarks"). Promptly after the

Closing Date, MCC will use its reasonable best efforts to cause MAH to grant to Purchaser a personal, royalty-free, non-transferable, limited, non-exclusive license to use the MAH Trademarks as necessary in order to perform servicing responsibilities hereunder if and when assumed by Purchaser. Purchaser's use of the MAH Trademarks shall be consistent with the terms provided and be in compliance with applicable law.

                  (b) McKesson Automation Systems Inc., a Louisiana corporation and an Affiliate of MCC ("MAS"), owns or has the right to use the trade name and corporate name "McKesson Automation Systems" in both block letter and stylized formats, and the MAS logo, and the marks set forth on Exhibit D hereto (collectively, the "MAS Trademarks"). Promptly after the Closing Date, MCC will use its reasonable best efforts to cause MAS to grant to Purchaser a personal, royalty-free, non-transferable, limited, non-exclusive license to use the MAS Trademarks as necessary in order to perform servicing responsibilities hereunder if and when assumed by Purchaser. Purchaser's use of the MAS Trademarks shall be consistent with the terms provided and be in compliance with applicable law.

                  (c) All use of the MAS Trademarks and the MAH Trademarks shall inure to the benefit of MAS and MAH, as applicable, and Purchaser shall acquire no rights in the MAS Trademarks or the MAH Trademarks by virtue of its use. Purchaser shall not use the Trademarks in conjunction with any other name, term or mark so as to form a combination mark. The licenses granted under subsections (a) and (b) of this Section 16 are personal to Purchaser and shall terminate upon the termination of this Agreement or any assignment or transfer by Purchaser of its rights or obligations under this Agreement, except to a Permitted Assignee who is an Affiliate of Purchaser upon notice thereof from Purchaser to MCC.

                  17. Notices. All notices, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, or (b) when successfully transmitted by telecopier to, the party for whom intended, at the address or telecopier number for such party set forth below (or at such other address or telecopier number for a party as shall be specified by like notice, provided, however, that any notice of change of address or telecopier number shall be effective only upon receipt):

                   If to MCC:

                               McKesson Capital Corp.
                               One Post Street
                               San Francisco, California 94104
                               Telephone No. (415) 983-9339
                               Telecopy No. (415) 983-8826
                               Attention: Nicholas Loiacono, Vice President and
                                          Treasurer

                               with a copy to:

                               McKesson Corporation
                               One Post Street
                               San Francisco, California 94104
                               Telephone No. (415) 983-8319
                               Telecopy No. (415) 983-8826
                               Attention: Ivan Meyerson, General Counsel

                  If to Purchaser:

                               GE Capital Healthcare Financial Services
                               20225 Watertower Blvd., Suite 300
                               Brookfield, Wisconsin 53045
                               Telephone No. (262) 798-4500
                               Telecopy No. (262) 798-4530
                               Attention: Richard Berger

                               with a copy to:

                               GE Capital Healthcare Financial Services
                               20225 Watertower Blvd., Suite 300
                               Brookfield, Wisconsin 53045
                               Telephone No. (262) 798-4611
                               Telecopy No. (262) 798-4590
                               Attention: Carlos Carrasquillo,
                                          General Counsel, Equipment Finance

                  18. Purchaser Net Worth Reporting Requirement. Purchaser shall deliver immediate written notice to MCC in the event that Purchaser's net worth at any time is equal to or less than $10.0 billion.

                  19.      Miscellaneous.

                  (a) This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, promises, warranties, covenants or undertakings other than those expressly set forth in this Agreement. This Agreement supersedes all prior negotiations, agreements and undertakings between the parties with respect to such subject matter.

                  (b) No amendment of this Agreement shall be effective unless in writing and signed by MCC and Purchaser.

                  (c) This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same agreement. Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile by any person is intended to be its, her or his signature and shall be valid, binding and enforceable against such person.

                  (d) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York applicable to contracts made and wholly performed within such state.

                  (e) Each of the parties hereto hereby expressly and irrevocably submits to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York and to the jurisdiction of any other competent court of the State of New York. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the foregoing courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 17 hereof. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

                  (f) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that Purchaser may assign its rights hereunder to a Permitted Assignee without the consent of MCC. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

                  (g) If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

                  (h) Neither party shall be responsible for delays or failure of performance resulting from acts of God, strikes, walkouts, riots, acts of war, acts of terrorism, epidemics, governmental regulations and power failure.

                  (i) Each party shall be responsible for the payment of its own attorneys' fees, expenses and any other costs incurred in connection with the negotiation and closing of the transactions contemplated by this Agreement and any other documents executed in connection herewith.

                  (j) All representations, warranties and indemnities contained in this Agreement (and any other agreement delivered pursuant hereto), all of Purchaser's obligations under Sections 11(b), 11(c), 12(d), 12(e) and 16 of this Agreement and all of MCC's obligations under Sections 2(d), 10, 11(c), 12(a), 12(b), 12(d), 12(e), 12(f), 15 and 16 of this Agreement shall survive the termination of this Agreement.

                  20. Jury Trial Waiver. EACH OF THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY EXHIBIT OR OTHER ATTACHMENT HERETO, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN) RELATING TO THE

FOREGOING. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT.

                        [SIGNATURES APPEAR ON NEXT PAGE]

                  IN WITNESS WHEREOF, the parties have duly executed this Services Agreement as of the date first written above.

                                          MCKESSON CAPITAL CORP.

                                          By:  /s/ Nicholas Loiacono
                                              ----------------------------------

                                          Its:  Vice President & Treasurer

                                          GENERAL ELECTRIC CAPITAL CORPORATION

                                          By:  /s/ James J. Ambrose
                                              ----------------------------------

                                          Its: General Manager, Healthcare
                                          Financial Services Equipment Finance

                      Signature Page to Service Agreement

                                                                       Exhibit A

                               MANAGEMENT SERVICES

                  MCC, as agent for Purchaser, will provide the following services:

                  1. Invoicing and Notices. MCC will invoice customers for lease payments, rental payments, taxes, late charges and miscellaneous billings. Invoices shall be in the same format (including billing headers) as disclosed by MCC to Purchaser prior to the date hereof, or as used by MCC immediately prior to the date hereof or in such other form as customarily used by MCC from time to time and approved by Purchaser. No material changes shall be made to the form, and no changes shall be made to the substance, of the invoices without the prior written approval of Purchaser, except to the extent required by law or regulation.

                  2. Collections. MCC will make collection efforts with respect to Accounts as specified in the Customer Service and Collection Procedures. MCC will provide status reports on overall delinquencies and on individual accounts as reasonably requested by Purchaser, including detail of all material actions taken by MCC with regard to any delinquent accounts. MCC will follow any special Purchaser policies or instructions related to the collection of Non-Performing Accounts, provided that such policies and instructions are not inconsistent with the relevant Account Document and do not require MCC to incur additional unreimbursable expenses. As necessary, subject to Purchaser's written approval, and on behalf of Purchaser, MCC will retain and manage outside legal counsel to obtain judgments and assist in the collection of defaults. Any compromise, restructuring or settlement of any claim with respect to any lease or rental agreement or Equipment, together with any amendment entered into during the existence of a Default (as defined in the applicable Account Document), shall be subject to the prior written approval of Purchaser, such approval not to be unreasonably withheld. Purchaser may, upon prior written notice to MCC, assume all servicing responsibilities with respect to a Non-Performing Account, including without limitation directly enforcing remedies as lessor or rentor under such Account Document. In the event of any such assumption, Purchaser shall collect and promptly remit to MCC any and all Ancillary Payment or Residual Interest amounts received by Purchaser (either directly or through the Lockbox Account) after the assumption date. In the event that Purchaser shall assume servicing responsibilities pursuant to this Section 2, MCC will notify the applicable Account Parties of such assumption by sending a letter in the form of Exhibit C hereto to such Account Parties, and MCC shall furnish Purchaser with any powers of attorney and other documents necessary or appropriate to enable Purchaser to carry out its servicing responsibilities, and MCC shall cooperate with Purchaser to the fullest extent in order to ensure the collectability of the Purchased Assets. Notwithstanding any provision to the contrary contained in this Agreement or the Purchase Agreement, all reasonable, out-of-pocket Account collection and enforcement costs and expenses (including reasonable attorneys' fees and court costs) incurred by MCC, as agent for Purchaser, in connection with and pursuant to the terms of this Agreement or the Purchase Agreement shall be paid by Purchaser (or promptly reimbursed to MCC if such reasonable cost or expense is advanced by MCC for any reason) and MCC shall have no liability for, or obligation to pay, any such costs or expenses.

                  With respect to collections, MCC will follow its existing procedures, except as may be inconsistent with the terms of this Agreement, provided that MCC may make modifications to such procedures that are not material to Purchaser, provided further that material modifications to such procedures will require the prior written approval of Purchaser.

                  3.       Realization Upon Non-Performing Accounts;
Re-marketing.

                  (a) MCC shall, consistent with the Customer Service and Collection Procedures, use commercially reasonable efforts to collect the amounts owed pursuant to any Account Document related to a Non-Performing Account including, to the extent appropriate, taking non-judicial action to accelerate and collect all amounts due under any such Account Document. If a Non-Performing Account is more than one hundred and twenty (120) days delinquent, or if a Non-Performing Account is delinquent for less than one hundred twenty (120) days and MCC determines that prompt commencement of litigation or repossession is warranted with respect to such Non-Performing Account, then, if (i) in the reasonable opinion of MCC the anticipated costs are not likely outweighed by the anticipated realization benefit, and (ii) Purchaser has so instructed MCC and agreed to indemnify MCC on account of all costs and expenses incurred by MCC in relation thereto, MCC shall bring an action against the Account Party for all amounts due under any Account Document related to such Non-Performing Account and/or institute proceedings to repossess and sell or re-market the Equipment. Notwithstanding the foregoing, MCC shall not accelerate any scheduled Payment unless permitted to do so by the terms of the relevant Account Document or under applicable Law. In addition, to the extent that an escrow account has been established to cover defaults on an Account and/or to hold security deposits with respect to an Account, amounts in the escrow account shall be applied by MCC against defaults under such Account as Payments under
Section 12(b) of this Agreement.

                  (b) MCC shall use commercially reasonable efforts, consistent with the Customer Service and Collection Procedures, to accelerate, repossess, or otherwise comparably convert the ownership of any Equipment that it has reasonably determined should be repossessed or otherwise converted following a default under any Account or upon the expiration of the term of any Account Document, and then sell or re-market such Equipment. MCC shall follow such practices and procedures as are consistent with the Customer Service and Collection Procedures and as it shall deem necessary or advisable and as shall be customary and usual in its servicing of equipment contracts and other actions by MCC in order to realize upon such Account, which may include commercially reasonable efforts to enforce, as agent for Purchaser, any recourse obligations of Account Parties and repossessing and selling the Equipment at public or private sale. MCC, as agent for Purchaser, shall use commercially reasonable efforts to lease, sell or otherwise dispose promptly of items of Equipment repossessed in relation to Non-Performing Accounts, consistent with the Customer Service and Collection Procedures. The foregoing is subject to the provision that, in any case in which the Equipment shall have suffered damage, MCC shall not be required to expend funds in connection with any repair or towards the repossession of such Equipment unless it shall determine in its good faith business judgment that such repair and/or repossession will increase the Liquidation Proceeds by an amount materially greater than the amount of such expenses.

                  (c) In performing its re-marketing responsibilities hereunder:

                  (i) MCC will not discriminate between the Equipment and equipment owned by another party to whom MCC may be bound to provide re-marketing assistance or any equipment owned by MCC.

                  (ii) MCC will not permit any lien, encumbrance or claim to attach to the Equipment.

                  (iii) MCC will warrant that the Equipment that is delivered to a buyer; lessee or renter will be in good working order, condition and repair, conforming to specifications according to MCC's (or an applicable McKesson Affiliate's) current warranty policy for used equipment and is in satisfactory condition and meets all applicable standards established by any applicable governmental entity.

                  (iv) MCC will not agree to any sales price (unless greater than the delinquent amount due to Purchaser related to the applicable Account) or lease or rental payment structure without the prior written approval of Purchaser.

                  (d) MCC shall remit to the Lockbox Account all Liquidation Proceeds within two Business Days of receipt and shall furnish to the Purchaser, no later than the next Payment Date, a certificate setting forth the basis for MCC's determination of the amount, if any, of such Liquidation Proceeds.

                  (e) MCC shall remit to the Lockbox Account on the Lockbox Account Sweep Date all payments made with respect to any Credit Enhancements of an Account Party's obligations under any Account Document.

                  4.       Customer Service.

                  (a) MCC shall provide to Account Parties normal and customary customer services (which shall be determined based on the type, kind and quality of customer services provided with respect to the Purchased Assets immediately prior to the date hereof, including telephone etiquette and issue-resolution guidelines) using the customer services telephone number used in connection with the management of the Purchased Assets immediately prior to the date hereof. Such services shall include responding to requests for information concerning the status of an Account Party's Account Document and invoicing information.

                  (b) MCC will update its operating system to reflect changes that are approved by Purchaser and will provide detailed system change information to Purchaser.

                  5. Access to Records. Upon receipt of a request of Purchaser, MCC shall provide Purchaser with access during regular business hours to the Account Documents that are held by MCC or that are under its control and that are necessary to enable Purchaser to respond to Account Party inquiries or otherwise manage the Purchased Assets that are being serviced under this Agreement. Purchaser shall be entitled to make copies of, and extracts from, such Account Documents, or, in the case of Account Documents that constitute chattel paper, to obtain the originals thereof. MCC shall designate individuals (and an alternate in case such individuals are not available from time to time) to be the primary contacts with Purchaser for this purpose.

                  6. Management Reporting. MCC will provide to Purchaser on the tenth (10th) Business Day of each month, a computer tape and a diskette (or any other electronic transmission reasonably acceptable to the Purchaser) in a format reasonably acceptable to Purchaser, containing information with respect to each Account sufficient to determine the Payments made with respect to such Account. In addition, MCC will provide such other reports and information to Purchaser, and with such frequency (or on an ad hoc basis), as necessary to allow Purchaser to track the performance of the Purchased Assets per Purchaser's systems and requirements. Such reports shall include, but not be limited to, reports with respect to taxes, collection, delinquency, payment posting, customer service activities, cash application, letters of credit, insurance and accounting (including reports for general ledger entries for all lease accounts and monthly detailed reports showing income recognition, net asset values, receipts and dispositions). The parties shall cooperate in good faith after the date hereof to agree on the forms of such reports.

                  7.       System Maintenance.

                  (a) MCC will, at its own cost and expense, retain its current contract management system, or an alternative system of at least equal capability, used by MCC to perform services hereunder in respect of the Purchased Assets. MCC will ensure appropriate disaster recovery and data backup routines with respect to Purchased Assets.

                  (b) MCC will and will cause any subcontractor to maintain its computer system to produce all required billing, portfolio accounting, tax and other reports and will keep current with updates and revisions.

                  (c) MCC shall provide Purchaser with access, through a MCC employee, to the database used to service the Purchased Assets, to facilitate day to day inquiries and transaction processing (such computer programs and/or systems referred to collectively as the "Accessible Systems").

                  (d) MCC shall process all collections and other updates, modifications, cancellations or restructurings, if any, to the Leases, which modifications, cancellations or restructuring have been approved in writing by Purchaser, on MCC's operating system.

                  (e) MCC shall maintain and service the Accessible Systems in accordance with its maintenance and service standards in all material respects as in effect as of the date hereof.

                  8. Sales and Property Tax Collection and Reporting. MCC will use its commercially reasonable efforts to collect sales, use and property taxes and provide tax data to Purchaser to be combined with Purchaser's existing filings within each jurisdiction. MCC will maintain appropriate records and assist Purchaser with any sales, use and property tax audits.

                  9. Accounts Payable. If requested by MCC, Purchaser will maintain an account for payment of taxes, outside legal, repossession and repair costs, and other cash disbursements, per procedures to be established.

                  10. UCC Financing Statements. MCC will file and follow for UCC assignments, filings, extensions, terminations, continuations, etc. on every piece of collateral, and provide appropriate reports to Purchaser in connection therewith. Without limiting the foregoing, MCC shall as soon as practicable but in no event later than ninety (90) days following the Closing,
(i) investigate specific lapsed UCC filings upon Purchaser request and take reasonable corrective action as mutually agreed to be appropriate; and (ii) make such filings and take such other actions as are necessary or desirable to Purchaser to establish and maintain perfection under Revised Article 9 of the Uniform Commercial Code.

                  11. Consultation. Upon reasonable request of Purchaser, during normal business hours and in such a manner as shall not unduly interfere with or disrupt the operation and conduct of MCC's other businesses, and subject to the customary security policies of the McKesson Affiliates MCC shall permit Purchaser to consult on a reasonable periodic basis with the applicable employees of MCC or its Affiliates providing services hereunder or, to the extent that such persons continue to be employees of MCC or its Affiliates, who were involved in MCC's operation of the Purchased Assets prior to the date hereof.

                  12. General. MCC shall perform its services under this Agreement in accordance with MCC's servicing manual as in effect on the date hereof except as may be inconsistent with the terms of this Agreement, provided that MCC may make modifications to such manual that are not material to Purchaser, provided further that material modifications to such manual will require the prior written approval of Purchaser.

                  13. Conversion. MCC shall provide Purchaser reasonable assistance with conversion of all requested Payment data, including, but not limited to, data mapping sessions with appropriate representatives of MCC or its Affiliates, transfer of data extracts in a form requested by Purchaser and assistance with problem resolution and reconciliation.

                                                                       Exhibit B

                   Customer Service and Collection Procedures

                                  See attached.

                                                                       Exhibit C

                            _______________________

_______________________

_______________________

_______________________

                  RE:      Assignment of Account

Ladies and Gentlemen:

                  Pursuant to the ___________________ (collectively, the "Account") dated ______________ between you ("Customer") and the undersigned ("___________________"), the Equipment described in the Account documents was either leased to or given as collateral by you in relation to said Account. Please be advised that ___________________ has assigned its entire right, title, and interest in the lease or rental payments to be made under the Account, to General Electric Capital Corporation ("Purchaser") pursuant to the terms of a Purchase Agreement (the "Sale and Assignment"). This Assignment relates only to the Account and does not include or affect any other agreement between Customer and ___________________, including without limitation, any maintenance agreement, services agreement, license or license agreement or other agreement entered into from time to time between Customer and ___________________. By separate written notice, McKesson Capital Corp. may provide instructions to you regarding the location and account to which payments should be remitted for "miscellaneous charges" payable under such other agreements.

                  By executing this letter, Customer acknowledges, agrees and affirms (for the benefit of Purchaser) as follows:

                  1. The Account, and all the documents associated therewith, have been duly and validly executed and delivered by Customer, is in full force and effect, constitutes the valid and binding obligation of Customer enforceable against it in accordance with the terms (subject, however, to laws of general application affecting creditors' rights), and constitutes the complete understanding and entire agreement between ___________________ and Customer concerning the subject matter thereof.

                  2. No default by Customer, or condition, which, with or without the passage of time, the giving of notice or both, would constitute a default by Customer, exists under the Account.

                  3. The Equipment is located at the address set forth in the Account Documents.

                  4. All of the warranties and representations of Customer contained in the Account documents are true and correct as of the date hereof.

                  5. Purchaser shall, for all purposes and without limitation, be entitled to all the rights, remedies and privileges of ___________________ under the Account as if it were ___________________ named therein, to the extent the same are assigned, but shall not be responsible for ___________________' obligations thereunder.

                  6. In the event that purchaser assigns the Account to another party, the Customer will, at Purchasers' request, execute and deliver to Purchaser a letter similar to this letter, to the extent applicable, for the benefit of such transferee.

                                                     Very truly yours,

                                                     [GENERAL ELECTRIC CAPITAL
                                                     CORPORATION]

                                                     By: _______________________

                                                     Title: ____________________

_______________________________

Acknowledged:

By: ___________________________

Title:_________________________

                                                                       Exhibit D

McKesson Automation Systems Inc. Trademarks

BAKER CELL(TM)
BAKER CASSETTE(TM)
BAKER UNIVERSAL(TM)
DIAL-RX(R)
DRUG-O-MATIC(R)
PRODUCTIVITY STATION(R)
AUTOSCRIPT(TM)
PHARMACY 2000(R)
DRUG IMAGE LIBRARY AND DESIGN(R)
WHAT IT TAKES TO AUTOMATE(SM)
AUTOLINK(TM)
SECURE SCAN(TM)

______________________________________________________________

McKesson Automation Inc. Trademarks

ROBOT-RX(TM)
MEDCAROUSEL(TM)
MEDDIRECT(TM)
ACUDOSE-RX(TM)
ACUSCAN-RX(TM)
SUPPLYSCAN(TM)
CONNECT-RX(TM)
SUREPAK(TM)
NARCSTATION(TM)
FULFULL-RX(TM)
AUTOLINK(TM)